Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211
News Release

Media Contact: Investor Contact:	Lauren C. Steele VP — Corporate Affairs 704-557-4551 James E. Harris Senior VP — CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
May 10, 2011	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports First Quarter 2011 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $5.9 million, or basic net income per share of $.64, on net sales of $359.6 million for the first quarter of 2011, compared to net income of $4.7 million, or basic net income per share of $.51, on net sales of $347.5 million for the first quarter of 2010. The results for the first quarter of 2011 included $0.4 million of after-tax losses ($0.7 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges. The results for the first quarter of 2010 included $0.1 million of after-tax gains ($0.2 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and a $0.5 million increase in income tax expense due to the change in tax law eliminating the tax deduction once available for Medicare Part D subsidies.
On a comparable basis, the Company earned $6.4 million in the first quarter of 2011, or comparable basic net income per share of $.69, versus $4.9 million in the first quarter of 2010, or comparable basic net income per share of $.54.
The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first quarter of 2011 and 2010:

	First Quarter
			Basic Net Income
	Net Income		Per Share
In Thousands, Except Per Share Amounts	2011	2010	2011	2010

Reported net income (GAAP)	$5,913	$4,660	$0.64	$0.51

Net (gain) loss on fuel & aluminum hedges, net of tax	396	(149)	0.04	(0.02)

Impact of change in tax law regarding Medicare Part D subsidy	—	464	—	0.05
Other income tax changes	62	(35)	0.01	(0.00)

Total	458	280	0.05	0.03

Comparable net income (a)	$6,371	$4,940	$0.69	$0.54

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first quarters of 2011 and 2010. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.
J. Frank Harrison, III, Chairman and CEO, said, “We are pleased with our first quarter results. We continued to grow our revenue and effectively control costs which resulted in a strong start to 2011. Our first quarter results reflect strong execution across our entire business. We continue to face many challenges including the potential for significant increases in commodity costs and persistently high unemployment in the areas we serve. ”
William B. Elmore, President and COO, added, “Our strong first quarter results are a great start for the year. However, we believe that our greatest challenges in 2011 lie in the months ahead. As we look to the remainder of 2011, the challenges are expected to get tougher as higher commodity prices will have greater impact on costs. We are also starting to see lower sales trends in our convenience store business as consumers react to higher fuel prices. As we have been doing over the past several years, we will continue to look for ways to improve our supply chain and minimize our operating costs. We will also review our pricing and make adjustments as necessary to maintain our profitability.”

Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the challenges that lie ahead in 2011, including the impact of higher commodity prices and lower sales trends in our convenience store business resulting from consumer reaction to higher fuel prices; our continued focus on improving our supply chain and minimizing operating costs; and our intention to make pricing adjustments as necessary to maintain profitability.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of recent volatility in the financial markets to access the credit markets; the impact of recently announced and completed acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 2, 2011 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	First Quarter
	2011	2010

Net sales	$359,629	$347,498
Cost of sales	210,468	200,795

Gross margin	149,161	146,703
Selling, delivery and administrative expenses	129,982	129,044

Income from operations	19,179	17,659
Interest expense	8,769	8,810

Income before income taxes	10,410	8,849
Income taxes	3,941	3,714

Net income	6,469	5,135
Less: Net income attributable to the noncontrolling interest	556	475

Net income attributable to Coca-Cola Bottling Co. Consolidated	$5,913	$4,660

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.64	$0.51

Weighted average number of Common Stock shares outstanding	7,141	7,141

Class B Common Stock	$0.64	$0.51

Weighted average number of Class B Common Stock shares outstanding	2,051	2,029

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.64	$0.51

Weighted average number of Common Stock shares outstanding — assuming dilution	9,232	9,210

Class B Common Stock	$0.64	$0.50

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,091	2,069

Coca-Cola Bottling Co. Consolidated
CONDENSED BALANCE SHEETS (UNAUDITED)
In Thousands

	April 3,	January 2,	April 4,
	2011	2011	2010
ASSETS
Current assets:
Cash	$33,882	$49,372	$52,825
Trade accounts receivable, net	110,809	96,787	111,397
Accounts receivable, other	23,706	27,910	28,034
Inventories	72,606	64,870	64,734
Prepaids and other current assets	27,306	25,760	32,590

Total current assets	268,309	264,699	289,580

Property, plant and equipment, net	319,682	322,143	321,488
Leased property under capital leases, net	64,188	46,856	50,375
Other assets	51,457	46,332	46,796
Franchise rights, goodwill and other intangibles, net	627,469	627,592	627,948

Total	$1,331,105	$1,307,622	$1,336,187

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and capital lease obligations	$3,946	$3,866	$23,851
Accounts payable and accrued expenses	170,341	172,874	168,565

Total current liabilities	174,287	176,740	192,416

Deferred income taxes	144,972	143,962	159,591
Pension, postretirement and other liabilities	225,533	224,045	198,336
Long-term debt and obligations under capital leases	596,026	578,458	611,271

Total liabilities	1,140,818	1,123,205	1,161,614

Stockholders’ equity	133,209	127,895	121,294
Noncontrolling interest	57,078	56,522	53,279

Total	$1,331,105	$1,307,622	$1,336,187